                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
                               (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. _____)

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

     / / Preliminary Proxy Statement

     / / Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))

     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12


                            EMERSON ELECTRIC CO.
------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box)

/X/ No Fee required.

/ / Fee computed on table below per Exchange Act Rules 14a 6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ----------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------

    (5) Total fee paid:

        ----------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------
    (3) Filing Party:

    --------------------------------------------------------------------------
    (4) Date Filed:

    --------------------------------------------------------------------------

                           NOTICE OF ANNUAL MEETING
                               OF STOCKHOLDERS

                                Emerson [logo]
                                                           St. Louis, Missouri
                                                             December 15, 2006
TO THE STOCKHOLDERS OF
  EMERSON ELECTRIC CO.:

    The Annual Meeting of the Stockholders of Emerson Electric Co. will be held at the SHELDON CONCERT HALL, 3648 WASHINGTON BOULEVARD, ST. LOUIS, MISSOURI 63108 on Tuesday, February 6, 2007, commencing at 10:00 a.m., at which meeting only holders of the common stock of record at the close of business on November 28, 2006 will be entitled to vote, for the following purposes:

        1. To elect four Directors;

        2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm; and

        3. To transact such other and further business, if any, as lawfully may be brought before the meeting.

                                        EMERSON ELECTRIC CO.

                                        By /s/ David N Farr
                                           Chairman of the Board,
                                           Chief Executive Officer and
                                           President

/s/ W. W. Withers
Secretary

    EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR THE INTERNET, OR EXECUTE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A RETURN ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. TELEPHONE AND INTERNET VOTING INFORMATION IS PROVIDED ON YOUR PROXY CARD. SHOULD YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                  IMPORTANT

    PLEASE NOTE THAT A TICKET IS REQUIRED FOR ADMISSION TO THE MEETING. IF YOU PLAN TO ATTEND IN PERSON AND ARE A STOCKHOLDER OF RECORD, PLEASE CHECK THE BOX ON YOUR PROXY CARD AND BRING THE TEAR-OFF ADMISSION TICKET WITH YOU TO THE MEETING. IF YOUR SHARES ARE HELD BY SOMEONE ELSE (SUCH AS A BROKER) PLEASE BRING WITH YOU A LETTER FROM THAT FIRM OR AN ACCOUNT STATEMENT SHOWING YOU WERE A BENEFICIAL HOLDER ON NOVEMBER 28, 2006.

                             EMERSON ELECTRIC CO.

            8000 WEST FLORISSANT AVENUE, ST. LOUIS, MISSOURI 63136

                               PROXY STATEMENT

        FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 6, 2007

    This proxy statement is furnished to the stockholders of Emerson Electric Co. in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held February 6, 2007 at the Sheldon Concert Hall, 3648 Washington Boulevard, St. Louis, Missouri 63108 and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about December 15, 2006.

    If you plan to attend and have a disability which requires accommodation at the meeting, please call 314-553-2197; requests must be received by January 17, 2007.

    REGISTERED STOCKHOLDERS CAN SIMPLIFY THEIR VOTING AND SAVE EMERSON EXPENSE BY CALLING 1-866-540-5760 AND VOTING BY TELEPHONE, OR VOTING BY INTERNET ON THE WEBSITE OF OUR TRANSFER AGENT AT http://www.proxyvoting.com/emr. Telephone and Internet voting information is provided on your proxy card. A Control Number, located on the proxy card, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded.

    IF YOU VOTE BY TELEPHONE OR INTERNET, YOU NEED NOT MAIL BACK YOUR PROXY
CARD.

    If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm's voting processes.

    If you choose not to vote by telephone or Internet, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted FOR the nominees for Director in Proposal 1, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm in Proposal 2, and otherwise in the discretion of the proxies. The Company knows of no reason why any of the nominees for Director named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a Director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.

    You may revoke your proxy at any time before it is voted (in the case of proxy cards) by giving notice to the Secretary of the Company or by executing and mailing a later-dated proxy. To revoke a proxy given, or change your vote cast, by telephone or Internet, you must do so by telephone or Internet, respectively (following the directions on your proxy card), by 11:59 p.m. Eastern time on February 5, 2007.

    The close of business on November 28, 2006 was fixed by the Board of Directors as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 400,336,632 shares of our common stock, par value $0.50 per share. This share number, and the share numbers presented throughout this Proxy Statement, do not reflect the two-for-one stock split, effected in the form of a 100% stock dividend, which was declared by the Board of Directors on November 6, 2006. The holders of the common stock will be entitled on each matter to one vote for each share of common stock held of record on the record date. There is no cumulative voting with respect to the election of Directors.

    A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 2006 accompanies this proxy statement.

    This proxy is solicited by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $7,500 plus expenses. In addition, solicitation of proxies may be made by telephone or electronic mail by Directors, officers or regular employees of the Company.

                           I. ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

    The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Four Directors of the Company are to be elected for terms ending at the Annual Meeting in 2010, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as Directors proposed by the Company, as well as the other Directors whose terms of office as Directors will continue after the Annual Meeting, is set forth below.

                                                                                      SHARES OF
                                                                                       EMERSON
                                                                  SERVED AS          COMMON STOCK
              NAME, AGE, PRINCIPAL OCCUPATION                     DIRECTOR           BENEFICIALLY
              OR POSITION, OTHER DIRECTORSHIPS                      SINCE           OWNED(1)(2)(3)
              --------------------------------                    ---------         --------------
NOMINEES FOR TERMS ENDING IN 2010

C. Fernandez G., 40.........................................        2001                  16,069(4)
  Chairman and Chief Executive Officer of Grupo Modelo, S.A.
     de C. V., brewery

  He is also a Director of Anheuser-Busch Companies, Inc.
     and Grupo Televisa, S.A. de C.V.

W. J. Galvin, 60............................................        2000                 419,635(4)
  Senior Executive Vice President and Chief Financial
     Officer of Emerson

  He is also a Director of Factory Mutual Insurance Company

R. L. Ridgway, 71...........................................        1995                  10,563
  Former Assistant Secretary of State for Europe and Canada

  She is also a Director of The Boeing Company, Manpower,
     Inc., Sara Lee Corporation and 3M Company and is a
     Director of three funds in the American Funds complex of mutual funds

R. L. Stephenson, 46........................................        2006                     752
  Chief Operating Officer of AT&T Inc., telecommunications
     provider

  He is also a Director of AT&T Inc. and Cingular Wireless

TO CONTINUE IN OFFICE UNTIL 2009

A. A. Busch III, 69.........................................        1985                  33,053(4)
  Director and Former Chairman of the Board of
     Anheuser-Busch Companies, Inc., brewery, container
     manufacturer and theme park operator

  He is also a Director of AT&T Inc.

A. F. Golden, 60............................................        2000                   8,846
  Partner of Davis Polk & Wardwell, lawyers

V. R. Loucks, Jr., 72.......................................        1979(5)               13,103
  Chairman of the Board of The Aethena Group, LLC, a
     health-care merchant banking firm

  He is also a Director of Affymetrix, Inc., Edwards
     Lifesciences Corporation, Anheuser-Busch Companies,
     Inc. and Pain Therapeutics, Inc.

J. B. Menzer, 55............................................        2002                   5,819
  Vice Chairman of Wal-Mart Stores, Inc., international
     retailer

                                      3



                                                                                        SHARES OF
                                                                                         EMERSON
                                                                    SERVED AS          COMMON STOCK
              NAME, AGE, PRINCIPAL OCCUPATION                       DIRECTOR           BENEFICIALLY
              OR POSITION, OTHER DIRECTORSHIPS                        SINCE           OWNED(1)(2)(3)
              --------------------------------                      ---------         --------------
TO CONTINUE IN OFFICE UNTIL 2008

D. N. Farr, 51................................................        2000                 810,437(4)
  Chairman of the Board, Chief Executive Officer and
    President of Emerson

  He is also a Director of Delphi Corp.

D. C. Farrell, 73.............................................        1989                  23,259
  Retired Chairman and Chief Executive Officer of The May
    Department Stores Company

R. B. Horton, 67..............................................        1987                  11,965
  Retired Chairman of The Sporting Exchange, Ltd., BP p.l.c.
    and Railtrack Group PLC and Former Chairman of Chubb plc

C. A. Peters, 51..............................................        2000                 300,560
  Senior Executive Vice President of Emerson

J. W. Prueher, 64.............................................        2001                   6,035
  Retired Admiral, U.S. Navy, and Former U.S. Ambassador to
    The People's Republic of China

  He is also a Director of Merrill Lynch & Company, Inc.,
    The New York Life Insurance Company, Dyncorp
    International, Inc. and Fluor Corporation

All Directors and Executive Officers as a Group (17 persons)..                           1,948,528(6)(7)

-------

(1) Beneficial ownership of Emerson common stock is stated as of September 15, 2006, except in the cases of Messrs. Farr and Peters, for whom ownership is stated as of September 26, 2006. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes below and except that with respect to the following shares the person named has no investment power: Mr. Farr-255,000; Mr. Galvin-75,000; Mr. Edward L. Monser, Chief Operating Officer (who is an executive officer of the Company named in the Summary Compensation Table)-20,000; Mr. W. Wayne Withers, Executive Vice President, Secretary and General Counsel (who is also an executive officer of the Company named in the Summary Compensation Table)-10,000; Mr. Peters-50,000; Mr. Fernandez-5,503; Mr. Golden-5,697;
    Mr. Menzer-3,819; Adm. Prueher-5,103; Mr. Stephenson-752; each other non-management Director (including Mr. G.A. Lodge who was a Director as of September 15, 2006, but is not standing for re-election)-9,453; and all Directors and executive officers as a group-497,592 shares.

(2) Includes the following shares which such persons have or will have within 60 days after September 15, 2006 the right to acquire upon the exercise of employee stock options: Mr. Farr-398,333; Mr. Galvin-226,666; Mr. Monser-65,833; Mr. Withers-81,773; and Mr. Peters-143,333. In computing the number of shares beneficially owned by a person, shares of common stock subject to options held by that person that are currently exercisable or that are exercisable within 60 days after September 15, 2006 are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of counting the percentage ownership of each other person.

(3) No person reflected in the table owns more than 0.5% of the outstanding shares of Emerson common stock. To the Company's knowledge, no person or group beneficially owns more than 5% of the Company's common stock.

(4) Includes 45,126 shares held by the spouse and/or children of Mr. Farr. Includes 3,605 shares held in the Emerson Directors' and Officers' Charitable Trust over which Mr. Farr exercises investment power but has no financial interest. Includes 28,365 shares held by or in trust for the spouse and/or children of Mr. Galvin, of which Mr. Galvin disclaims beneficial ownership as to 4,839 shares. Includes 20,081 shares, and options exercisable with respect to 36,878 of the shares referred to in footnote 2, held by the Galvin Family Partnership, of which Mr. Galvin's spouse is the general partner. Includes 600 shares held by Mr. Busch as co-trustee of a trust, as to

                                      4



    which Mr. Busch shares voting and investment power and disclaims beneficial ownership. Includes 64 shares held by LML Cariana S.A. de C.V., in which Mr. Fernandez' spouse is a 98% shareholder, and 462 shares held by Lago Capital S.A. de C.V., in which Mr. Fernandez' spouse is a 50% shareholder. Mr. Fernandez disclaims beneficial ownership with respect to these shares.

(5) Mr. Loucks previously served as a Director from April 1974 to December
    1975.

(6) Includes 931,271 shares of common stock which executive officers have, or will have within 60 days after September 15, 2006 the right to acquire upon exercise of employee stock options. Shares owned as a group represent 0.48% of the outstanding common stock of the Company. The shares issuable upon exercise of options were deemed to be outstanding for purposes of calculating the percentage of outstanding shares. Such shares, however, are not deemed outstanding for the purposes of counting the ownership of other persons.

(7) The total includes shares owned by E. L. Monser and W. W. Withers, the only executive officers of the Company named in the Summary Compensation Table not otherwise shown individually in this table, and shares owned by
    G. A. Lodge, who was a Director on September 15, 2006 but is not standing for re-election pursuant to the requirement in the Company's Bylaws that an individual may not stand for election or re-election as a Director after the age of 72. Mr. Monser beneficially owned 116,574 shares. Mr. Withers beneficially owned 122,625 shares. Mr. Lodge beneficially owned 17,053 shares. Also includes 32,180 shares beneficially owned by one other executive officer of the Company, of which 15,333 are shares of common stock which the other executive officer has, or will have within 60 days after September 15, 2006, the right to acquire upon exercise of employee stock options.

Each of the nominees and continuing Directors has had the same position or other executive positions with the same employer during the past five years, except as follows:

    * Sir Robert Horton retired as Chairman of Railtrack Group PLC in July 1999. He was named Deputy Chairman of Chubb plc in September 2002 and Chairman in December 2002 (both are non-executive positions), and served as Chairman of Chubb plc, which was acquired by United Technologies Corp., until November 2003. He was appointed Chairman of The Sporting Exchange, Ltd. in March 2004 and Executive Chairman in November 2005. He retired from The Sporting Exchange in January 2006.

    * Mr. Loucks also served as Chief Executive Officer of Segway LLC from January 2003 to November 2003 and is the retired Chairman and Chief Executive Officer of Baxter International, Inc.

    * Admiral Prueher served as Ambassador to the People's Republic of China from November 1999 to May 2001. Prior thereto he served as a Consulting Professor and Senior Advisor to the Stanford-Harvard Preventive Defense Program and a Senior Fellow at the Center for Naval Analysis. Admiral Prueher completed 35 years of service in the United States Navy in May 1999, and was Commander-in-Chief of the U.S. Pacific Command from 1996 until his retirement.

    * Mr. Farr was additionally elected as President of Emerson on November 1, 2005.

    * Mr. Menzer served as Executive Vice President of Wal-Mart Stores, Inc. and as President and Chief Executive Officer of Wal-Mart International from 1999 to 2005.

    * Prior to becoming Chief Operating Officer of AT&T Inc. in November 2005, Mr. Stephenson served as Chief Operating Officer of SBC Communications Inc. from April 2004 to November 2005 and was Senior Executive Vice President and Chief Financial Officer of SBC from August 2001 through April 2004. SBC Communications Inc. acquired AT&T in November 2005.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

    Mr. Golden, a Director, is a partner of the law firm of Davis Polk & Wardwell, which firm the Company retained in fiscal 2006 and expects to retain in fiscal 2007.

BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors has determined that the following of its members are independent, as that term is defined under the general independence standards in the listing standards of the New York Stock Exchange: A. A. Busch III, D. C. Farrell, C. Fernandez G., A. F. Golden, R. B. Horton, G. A. Lodge,
V. R. Loucks, Jr., J. B. Menzer, J. W. Prueher, R. L. Ridgway and R. L. Stephenson. Mr. Lodge will not be standing for re-election in accordance with the requirement in the Company's Bylaws that an individual may not stand for election or re-election as a Director after the age of 72. Further, the Board has adopted its own categorical standards to assist it in making determinations of Director independence. All Directors identified as independent in this proxy statement meet these standards; a copy of these standards is attached as Appendix A.

    The members of the Board are elected to various committees. The standing committees of the Board (and the respective Chairmen) are: Executive Committee
(Farr), Audit Committee (Busch), Compensation Committee (Loucks), Corporate Governance and Nominating Committee (Farrell), Finance Committee (Horton), and Pension Committee (Lodge).

    The Audit Committee met six times in fiscal 2006. The members of the Audit Committee are A. A. Busch III, Chairman, R. B. Horton, J. B. Menzer and R. L. Ridgway, all of whom are independent. Mr. Fernandez was a member of the Audit Committee through the February 2006 meeting, at which time Mr. Horton replaced Mr. Fernandez. Mr. Fernandez was during his service on the Audit Committee, and continues to be, independent. The functions of the Audit Committee are described under "Report of the Audit Committee" at page 8 below. The Audit Committee operates under a written charter, which was included in our proxy statement for the 2006 Annual Meeting, adopted by the Board of Directors. The Board has determined that all of the Audit Committee members (including Mr. Fernandez during his service on the Audit Committee) are independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 (the "Exchange Act") and rules thereunder, as incorporated into the listing standards of the New York Stock Exchange. The Board has also determined that J. B. Menzer is an Audit Committee Financial Expert as that term is defined in the rules issued pursuant to the Sarbanes-Oxley Act of 2002. See the "Report of the Audit Committee" at page 8 below.

    The Compensation Committee discharges the Board's responsibilities related to compensation of the Company's executives; administration of the Company's stock option and incentive shares plans; determining if necessary when service by officers and Directors with another entity is eligible for indemnification under the Company's Bylaws; authorizing Company contributions to benefit plans (other than qualified defined benefit plans); and adopting and terminating benefit plans where such actions are not the prerogative of management. The Committee met seven times in fiscal 2006. The members of the Compensation Committee are V. R. Loucks, Jr., Chairman, D. C. Farrell, J. W. Prueher, and
R. L. Stephenson, all of whom are independent. See the "Report of the Compensation Committee on Executive Compensation" at page 10 below.

    The Corporate Governance and Nominating Committee reviews the Company's corporate governance principles and independence standards; oversees the annual self-evaluation by the Board and its committees; discharges the Board's responsibilities related to compensation of Directors; identifies and evaluates individuals for Board and committee membership and Chairs; makes recommendations to the Board concerning the selection of Director nominees; makes recommendations as to the size and composition of the Board and its committees; and approves and/or reviews the Company's conflict of interest policies, codes of ethics, political activities and compliance with laws and regulations, and oversees management's implementation thereof. For a description of the process used by the Committee in evaluating and recommending Director nominees, see "Nomination Process" at page 8 below. The Corporate Governance and Nominating Committee met six times in fiscal 2006. The members of the Committee are D. C. Farrell, Chairman, A. F. Golden, G. A. Lodge, V. R. Loucks, Jr. and R. L. Ridgway, all of whom are independent.

    The Company's Corporate Governance Principles and Practices and the charters of all Board Committees are available on the Company's Web site at www.gotoemerson.com, Investor Relations, Corporate Governance. The foregoing documents are available in print to stockholders upon written request delivered to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, MO 63136, Attn: Secretary.

    There were seven meetings of the Board of Directors during fiscal 2006. All of the Directors attended at least 75% of the meetings of the Board and committees on which they served. Directors are strongly encouraged to attend the Annual Meeting of Stockholders unless extenuating circumstances prevent them from attending, although the Company has no formal, written policy requiring such attendance. In 2006, all Directors attended the Annual Meeting of Stockholders.

    The Board of Directors has appointed a Discussion Leader who will chair regularly scheduled meetings of non-management Directors, as provided in the Company's Corporate Governance Principles and Practices. The Discussion Leader position will rotate annually among the Chairs of each of the independent Board Committees in the following order: Audit, Pension, Compensation, Corporate Governance and Nominating, and Finance. Stockholders and other interested persons may contact the Discussion Leader in writing c/o Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, MO 63136, Attn: Secretary. All such letters will be forwarded promptly to the Discussion Leader.

    Stockholders may communicate with any of our Directors by sending a letter to the Director, c/o Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, MO 63136, Attn: Secretary. All such letters will be forwarded promptly to the relevant Director.

DIRECTOR COMPENSATION

    Directors who are employees of the Company do not receive any compensation for service as Directors. Each non-management Director is currently paid an annual retainer of $140,000, a portion of which is paid in restricted stock, and fees of $1,500 plus expenses for attendance at each Board meeting. The percentage of the annual retainer paid in restricted stock each year is determined by or upon the recommendation of the Corporate Governance and Nominating Committee. Currently for fiscal 2007, $50,000 of the annual retainer is paid in cash on a monthly basis, and $90,000 of the annual retainer is to be paid in restricted stock on the date of the Company's Annual Meeting to those non-management Directors who are elected or re-elected at, or who continue in office after, such Annual Meeting. Such restricted stock does not vest and cannot be sold until the Director's retirement or earlier death, disability or a change of control of the Company. Non-management Directors receive dividends with respect to such restricted stock. If a Director's tenure on the Board ends for any other reason, the restrictions will lapse unless it is determined that the participant has acted in a manner detrimental to the Company or has failed to fulfill his or her responsibilities in a satisfactory manner. If the restrictions on the shares do not lapse, such shares will be forfeited to, and acquired at no cost by, the Company.

    Each committee Chairman is currently paid an annual retainer of $8,000, except the Chairman of the Audit Committee who is paid an annual retainer of $12,000, and each committee member is paid $1,250 plus expenses for attendance at each committee meeting.

    Directors may elect to defer all or a part of such cash compensation; such deferred amounts are credited with interest quarterly at the prime rate charged by Bank of America, N.A. In the alternative, Directors may elect to have deferred fees converted into units equivalent to shares of Emerson common stock and their accounts credited with additional units representing dividend equivalents. All deferred fees are payable only in cash.

    The Company has eliminated its Continuing Compensation Plan for Non-Management Directors who assumed office on or after June 4, 2002. Non-management Directors in office on that date who are not fully vested continue to vest in the plan. A non-management Director who assumed office prior to June 4, 2002, and who serves as a Director for at least five years will, after the later of termination of service as a Director or age 72, receive for life a percentage of the annual $30,000 cash retainer for non-management Directors in effect on June 4, 2002. Such percentage is 50% for five years' service and increases by 10% for each additional year of service to 100% for ten years' or more service. In the event that service as a covered Director terminates because of death, the benefit will be paid to the surviving spouse for five years.

    In 2006, the Company held an offsite strategy meeting and paid the expenses of A. F. Golden and his spouse for attendance at such meeting. The cost of these expenses, together with the related tax reimbursement, was approximately $10,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's Directors and executive officers are required, pursuant to
Section 16(a) of the Exchange Act, to file statements of beneficial ownership and changes in beneficial ownership of common stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish copies of such statements to the Company. Based solely on a review of the copies of such statements furnished to the Company and written representations that no other such statements were required, the Company believes that during fiscal year 2006 its Directors and executive officers complied with all such requirements, except that Mr. Fernandez, a Director, reported late two acquisitions of Emerson common stock (a total of 526 shares) by entities in which his spouse is a shareholder.

CODE OF ETHICS

    The Company has adopted a Code of Ethics that applies to the Company's chief executive officer, chief financial officer, chief accounting officer, and controller; has posted such Code of Ethics on its Web site; and intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on its Web site at www.gotoemerson.com, Investor Relations, Corporate Governance. The Company has adopted a Code of Business Ethics for Directors, officers and employees, which is available at the same location on the Company's Web site. Printed copies of the foregoing documents are available to stockholders upon written request delivered to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, MO 63136, Attn: Secretary.

NOMINATION PROCESS

    The Corporate Governance and Nominating Committee regularly reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the Committee recommends an increase in the size of the Board or a vacancy occurs, the Committee may consider nominees submitted by several sources, including current Board members, management of the Company, director search firms, stockholders or other persons.

    In evaluating possible Director nominees, the Committee considers the knowledge, experience, integrity and judgment of possible candidates, their potential contribution to the diversity of backgrounds, experience and skills of the Board, and their ability to devote sufficient time and effort to their duties as Directors. The Company's Statement of Corporate Governance Principles and Practices sets forth the minimum qualifications for Director nominees which include, among other criteria determined by the Board, senior management experience in business, government and/ or other relevant organizations. Important experience includes the field of manufacturing, international exposure and Board membership with major organizations. Pursuant to the Company's Bylaws, no Director may stand for election or re-election as a Director after attaining the age of 72.

    The Committee evaluates Director nominees at regular or special Committee meetings pursuant to the criteria described above and reviews qualified Director nominees with the Board. The Committee evaluates candidates that meet the Director criteria, and the Committee selects nominees that best suit the Board's current needs and recommends one or more of such individuals for election to the Board. Mr. Stephenson, who is standing for election to the Board for the first time, was recommended to the Committee by the Chief Executive Officer, a non-management Director, a security holder and a third-party search firm. From time to time, the Company retains an independent search firm to assist the Committee in identifying potential candidates for Board membership and in evaluating their qualifications and availability.

    The Committee will consider candidates recommended by stockholders, provided the names of such nominees, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the manner described for stockholder nominations in "IV. Stockholders' Proposals" at page 17 below. The Secretary will send properly submitted stockholder recommendations to the Committee. Individuals recommended by stockholders in accordance with these procedures will receive the same consideration received by individuals identified to the Committee through other means.

    In addition, the Company's Bylaws permit stockholders to nominate Directors at an annual meeting of stockholders or at a special meeting at which Directors are to be elected in accordance with the notice of meeting. The procedures for making such nominations are discussed in "IV. Stockholders' Proposals" at page 17 below.

                        REPORT OF THE AUDIT COMMITTEE

    The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company's financial statements, the Company's financial reporting process, its systems of internal accounting and financial controls, the internal audit process, the annual independent audit process of the Company's annual financial statements, the Company's compliance with legal and regulatory requirements and the qualification and independence of the Company's independent registered public accounting firm. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

    The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on management's assessment of the effectiveness of the Company's internal control over financial reporting. In addition, the independent registered public accounting firm will express its own opinion on the effectiveness of the Company's internal control over financial reporting. The Committee reviewed with the independent registered public accounting firm the firm's judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented. In addition, the Committee has discussed with the independent registered public accounting firm the firm's independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the independent registered public accounting firm's written disclosures required by Standard No. 1 of the Independence Standards Board, as may be modified or supplemented.

    The Committee also discussed with the Company's internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits. The Committee meets regularly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for filing with the Securities and Exchange Commission. The Committee also reappointed KPMG LLP as the Company's independent registered public accounting firm for fiscal 2007.

        Audit Committee

            A. A. Busch III, Chairman                        J. B. Menzer
            R. B. Horton                                     R. L. Ridgway

FEES PAID TO KPMG LLP

    The following are the fees of KPMG LLP, the Company's independent registered public accounting firm, for services rendered in 2005 and 2006 ($ in Millions):

                                                              2005       2006
                                                              -----      -----
Audit Fees..............................................      $16.7      $19.7
Audit-Related Fees......................................        2.3        3.9
Tax Fees................................................        3.0        3.1
All Other Fees..........................................          0          0
                                                              -----      -----
    Total KPMG LLP Fees.................................      $22.0      $26.7
                                                              =====      =====

    Audit Fees primarily represent the cost for the audit of the Company's annual financial statements, reviews of Securities and Exchange Commission Forms 10-Q and 10-K and statutory audit requirements at certain non-U.S. locations.

    Audit-Related Fees are primarily related to audits of employee benefit plans, acquisition/divestiture due diligence and certification of statutory filings.

    Tax Fees are primarily related to tax compliance services, which represented $3.0 million and $2.8 million in 2006 and 2005, respectively. The remaining tax fees related to tax consulting services and represented $0.1 million and $0.2 million in 2006 and 2005, respectively.

    The Audit Committee approved in advance all services provided by KPMG LLP. The Audit Committee's pre-approval policies and procedures are included within the Audit Committee Charter, which was filed as an exhibit to the Company's proxy statement for the 2006 Annual Meeting and can be found on the Company's Web site at www.gotoemerson.com, Investor Relations, Corporate Governance.

                     REPORT OF THE COMPENSATION COMMITTEE
                          ON EXECUTIVE COMPENSATION

    The Compensation Committee, composed of four independent Directors, establishes and administers the executive compensation program for the Company's top executives. The program supports the Company's commitment to enhancing stockholder value. It is designed to attract and retain high-quality executives, to encourage them to make career commitments to the Company, and to accomplish the Company's short- and long-term objectives. The executive compensation program has uniquely served the Company's stockholders since 1977 by rewarding and motivating executives for the accomplishment of the Company's objectives. The executive compensation program is a focused, well-defined management tool that reinforces the Company's culture and commitment to stockholders.

    The Committee has historically viewed compensation as a total package that includes base salary and variable short- and long-term (performance-based) compensation. The total program is structured to deliver a significant percentage of pay through at-risk pay programs which reward executives if the performance of the Company warrants. Basic principles underlying the pay programs are the following:

    * Maximize stockholder value.

    * Retain, reward and motivate key executives.

    * Compensate for performance rather than create a sense of entitlement.

    * Reward team results.

    * Build executive ownership of Company stock.

COMPONENTS OF EXECUTIVE COMPENSATION

    To determine the competitive level of total compensation (including total annual cash and long-term incentives), the Committee sets the total pay target in a competitive compensation range as benchmarked against published survey data and data derived through special studies of comparable industries, including those shown in the peer group performance graph.

    TOTAL ANNUAL CASH COMPENSATION: Cash compensation consists of base salary and annual cash incentive (bonus), with the sum of the two referred to as "Total Cash Compensation." Currently, approximately 1,200 key executives participate in the Total Cash Compensation program. A Total Cash Compensation target, including base salary and incentive, is established for each executive officer position using benchmark survey comparisons. Annual increases, if any, are based on individual merit and Company affordability. The annual incentive (at-risk) opportunities generally represent from 25% to 60% of Total Cash Compensation. Payment of the annual cash incentive portion is based on the financial performance of the Company against pre-established targets. The Committee each year establishes and approves annual financial targets which are important to the Company and its stockholders. Typical targets include sales, earnings per share, earnings before interest and taxes, net profits, return on total capital, return on equity, and asset management. The relative importance of each target is determined each year by the Committee, and may vary depending upon the Company's financial objectives for that year.

    LONG-TERM COMPENSATION INCENTIVES: Long-term incentive awards, consisting of performance shares, stock options and restricted stock, are a substantial portion of the total compensation packages of certain key senior executives and are specifically focused on the Company's longer-term strategic objectives. Long-term plan participation and size of awards are determined by the individual's potential to make significant contributions to the Company's financial results, level of management responsibility and individual performance and potential. Long-term programs are paid primarily in stock. The Company's continuing philosophy is that executives are expected to hold stock earned under the Company's programs. The value of current executive stock holdings is significant, in absolute terms and in relation to base pay, though the Company does not establish specific ownership targets.

    PERFORMANCE SHARES: The performance shares program reinforces the Company's long-term objectives and rewards executives for achieving those objectives. The Company has had an effective performance shares program since 1977. Participation in this program is limited, and only executives who can most directly influence the Company's long-term financial success are included. Awards are denominated in share units with cash dividend-equivalent payments on 40% of the share units awarded during the performance period. The Committee approves the performance measures and evaluates the performance of the Company against those measures. Historically, the Company's plans have targeted earnings per share growth objectives and other financial measures deemed appropriate to accomplish the Company's performance targets. The final payout can range from 0% to 100% of the target award, depending upon the level of achievement of the established financial targets. The payout is paid primarily in stock and partially in cash (generally to cover income taxes).

    STOCK OPTIONS: The stock option program provides the long-term focus for a larger group of key employees. Currently, approximately 2,500 key employees are eligible to be considered for participation in the stock option program. Awards are intended to be made approximately every three years and generally vest one-third each year. Options are granted at 100% of the fair market value of the Company's common stock on the date of grant and expire ten years after the date of grant. In fiscal 2003 the Company began expensing stock options for grants awarded on or after October 1, 2002.

    RESTRICTED STOCK: The restricted stock program is designed primarily to retain key executives and potential top management of the Company while building stock ownership and long-term equity and linking pay directly with stockholder return. Participation has been highly selective and limited to a very small group of executives. The Committee views this program as an important management succession planning and retention tool. The restriction period for awards is three to ten years.

    The Company's incentive compensation programs are designed to reward executives for achievement of the Company's performance objectives. The plans, as approved by stockholders, are designed to comply with Internal Revenue Code
Section 162(m) to ensure tax deductibility. The Committee considers it important to retain the flexibility to design compensation programs that are in the best interest of the Company and the stockholders.

CEO COMPENSATION

    The Company had an outstanding year in 2006 and achieved a number of significant milestones. Sales growth was exceptional and the Company's revenue for the first time exceeded $20.1 billion, an increase of 16.3% from 2005. It was also the 50th consecutive year of dividend increases. Earnings per share rose 31.8% to $4.48 in fiscal 2006. Growth was strong throughout the year, with underlying sales growth of 12.5% (which excludes an approximate 4% favorable impact from acquisitions and divestitures and a slightly unfavorable impact from foreign currency translation), as the Company generally grew faster than its end markets. The Company also achieved record operating cash flow of $2.5 billion. Strong cash generation provides the ability to create real value for stockholders, and the Company returned approximately $1.6 billion of cash through dividends and share repurchases during fiscal 2006. Further, the ability to generate cash creates opportunity for growth through strategic acquisitions and allows continued strong investment in the Company's core businesses. Return on total capital, a key measure of stockholder value, increased 2.9 points over fiscal 2005 to 18.4%. Total stockholder return, based on stock price appreciation and assuming dividend reinvestment, was 19.3% for fiscal 2006, driven by the Company's strong financial performance.

    The Committee agreed that David N. Farr has shown outstanding leadership in delivering these results and further positioning the Company for future growth. In reviewing Mr. Farr's performance in fiscal 2006, the Committee determined that he and the Emerson management team he leads have continued to build on a strong foundation of solid financial results, global growth programs, industry innovation and technology leadership. Mr. Farr continued to infuse into the organization the importance of expanding and strengthening customer relationships, with success evident in the Company's 2006 sales and improved market positions. He continued to make operational excellence a high priority. The Company again delivered outstanding operating and capital efficiencies, and achieved beneficial cost positions while challenged by significant price and competitive pressure around the world. He directed a number of strategic acquisitions in fiscal 2006 that leveraged the Company's technology and market leadership, and strengthened product, service and solution offerings for customers. Again, Mr. Farr continued his emphasis on developing an outstanding global management team and a strong bench of future leaders.

    As a result of his performance, the Committee awarded Mr. Farr a fiscal year 2006 bonus of $2,200,000. He received a base salary of $1,100,000. As discussed on page 11 of the proxy statement, the Company's performance shares program, in place since 1977, reinforces the Company's long-term objectives and rewards executives for achieving those objectives. Awards are made every three years, and earned at the end of a four-year performance period. In October 2006, as part of the award cycle for the four-year performance period beginning October 1, 2006 and ending September 30, 2010, Mr. Farr was awarded 230,000 performance shares, which must be earned based on the Company's performance for that period. Mr. Farr does not have an employment agreement with the Company.

                                          Compensation Committee

                                             V. R. Loucks, Jr., Chairman
                                             D. C. Farrell
                                             J. W. Prueher
                                             R. L. Stephenson

                            EXECUTIVE COMPENSATION

    The following information relates to compensation received or earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for the last fiscal year of the Company (the "named executive officers") and the compensation received or earned by them for the two prior fiscal years.

                                                   SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION(1)
                                                                       -------------------------------------------
                                           ANNUAL COMPENSATION                     AWARDS              PAYOUT
                            ---------------------------------------------------------------------------------------------------
                                                                                        SECURITIES      LONG-
                                                             OTHER                      UNDERLYING      TERM           ALL
                                                             ANNUAL       RESTRICTED     OPTIONS/     INCENTIVE       OTHER
         NAME AND           FISCAL                          COMPEN-         STOCK          SARS         PLAN         COMPEN-
    PRINCIPAL POSITION       YEAR   SALARY($)  BONUS($)   SATION($)(2)  AWARD(S)($)(3)     (#)      PAYOUTS($)(4)  SATION($)(5)
    ------------------      ------  ---------  --------   ------------  --------------  ----------  -------------  ------------
D. N. Farr                   2006   1,100,000  2,200,000    224,445              --           --             --       80,272
Chairman of the Board,       2005   1,050,000  2,000,000    147,641       3,887,950      125,000      6,938,500       66,980
Chief Executive Officer      2004   1,000,000  1,500,000    149,099       3,162,750           --             --       50,409
and President(6)

W. J. Galvin                 2006     645,000    875,000         --              --           --             --       33,784
Senior Executive Vice        2005     620,000    675,000         --       1,767,250       85,000      3,122,325       32,133
President and Chief          2004     600,000    560,000         --              --           --             --       27,099
Financial Officer

E. L. Monser                 2006     525,000    600,000         --              --           --             --       28,285
Chief Operating Officer      2005     475,000    450,000         --              --       50,000      2,081,550       24,587
                             2004     460,000    350,000         --              --           --             --       18,645

W. W. Withers                2006     500,000    600,000         --              --           --             --       29,682
Executive Vice President,    2005     480,000    500,000         --              --       50,000      2,081,550       27,203
Secretary and General        2004     465,000    420,000         --              --           --             --       22,430
Counsel

C. A. Peters                 2006     485,000    615,000         --              --           --             --       27,337
Senior Executive Vice        2005     465,000    500,000         --       1,413,800       50,000      2,081,550       24,124
President                    2004     450,000    410,000         --              --           --             --       20,034

--------

(1) The Company's stock option plans, incentive shares plans and supplemental executive retirement and savings investment plans generally provide for acceleration of vesting in the event of a change in control of the Company.

(2) Consistent with applicable regulations, certain non-cash compensation for a named executive officer need not be reported, the aggregate of which does not exceed the lesser of $50,000 or 10% of that officer's salary and bonus. Pursuant to the Company's security program established by the Board of Directors, the Chairman and Chief Executive Officer is required to use Company aircraft for all travel. While these security procedures, including personal use of Company aircraft, are required for the benefit of the Company, the Company is reporting the valuation of the personal use of this benefit by the Chairman and Chief Executive Officer in fiscal years 2006, 2005 and 2004 in the amounts of $131,264, $67,852 and $65,949 and related tax gross-up of $54,644, $34,030 and $45,829, respectively. The amounts for 2006 and 2005 represent the incremental cost to the Company, calculated based on the variable operating costs per hour of operation, which include fuel costs, maintenance, and associated travel costs for the crew. The amount for 2004 was previously reported and calculated in accordance with Internal Revenue Service guidelines for imputed income for personal use of corporate aircraft.

(3) The number of shares of restricted stock held by the named executive officers at September 30, 2006 (the end of fiscal 2006), and the aggregate value of such shares, are as follows: D. N. Farr, 255,000 shares having a value of $21,384,300; W. J. Galvin, 75,000 shares having a value of $6,289,500; E. L. Monser, 20,000 shares having a value of $1,677,200; W.
    W. Withers, 10,000 shares having a value of $838,600; and C. A. Peters, 50,000 shares having a value of $4,193,000. E.L. Monser was awarded 10,000 shares of restricted stock on November 7, 2006 having an award date value of $870,200, and W.W. Withers was awarded 25,000 shares of restricted stock on October 2, 2006 having an award date value of $2,096,375; these awards were made after the end of fiscal 2006, and are not included in the amounts for fiscal 2006, but will be included in the amounts for fiscal 2007. The Company pays dividends on restricted stock. The restricted stock awards have a restriction period and are earned over a period

                                      13



    of up to ten years and vest at the end of such period; the shares are payable if the executive is employed with the Company and in good standing at the end of the restriction period. The amounts shown in the table represent the dollar value based on the stock price per share at award date and do not reflect any payment to the individual.

(4) Long-term performance awards earned in fiscal 2005 were based on the achievement of performance objectives over a four-year period.

(5) The table includes for fiscal 2006: (a) the value of premiums paid by the Company on behalf of the named executive officers for fiscal 2006 for term life insurance in the following amounts: D. N. Farr-$2,824; W. J. Galvin- $810; E. L. Monser-$3,962; W. W. Withers-$4,703; and C. A. Peters-$2,733;
    and (b) contributions by the Company on behalf of the named executive officers to the Company's matched savings plans in the following amounts:
    D. N. Farr-$77,448; W. J. Galvin-$32,974; E. L. Monser-$24,323; W. W.
    Withers-$24,979; and C. A. Peters-$24,604.

(6) Mr. Farr was elected Chairman of the Board of Directors on September 17, 2004 and President on November 1, 2005.

                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                           INDIVIDUAL GRANTS
                          ---------------------------------------------------       POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF     % OF TOTAL                                    ASSUMED ANNUAL RATES OF
                           SECURITIES   OPTIONS/SARS                                STOCK PRICE APPRECIATION FOR
                           UNDERLYING    GRANTED TO   EXERCISE OR                            OPTION TERM
                          OPTIONS/SARS  EMPLOYEES IN  BASE PRICE   EXPIRATION  ---------------------------------------
          NAME              GRANTED     FISCAL YEAR     ($/SH)        DATE     0% ($)        5% ($)          10% ($)
          ----            ------------  ------------  -----------  ----------  ------        ------          -------
D. N. Farr...............     n/a           n/a           n/a         n/a       n/a           n/a              n/a
W. J. Galvin.............     n/a           n/a           n/a         n/a       n/a           n/a              n/a
E. L. Monser.............     n/a           n/a           n/a         n/a       n/a           n/a              n/a
W. W. Withers............     n/a           n/a           n/a         n/a       n/a           n/a              n/a
C. A. Peters.............     n/a           n/a           n/a         n/a       n/a           n/a              n/a

                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                            AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                     VALUE          OPTIONS AT FY-END(#)             AT FY-END($)(1)
                                SHARES ACQUIRED     REALIZED     ---------------------------   ---------------------------
           NAME                 ON EXERCISE (#)      ($)(1)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----                 ---------------     --------     -----------   -------------   -----------   -------------
D. N. Farr................          17,444           632,781       356,666        83,334        9,433,074      1,727,514
W. J. Galvin..............              --                --       198,333        56,667        6,003,930      1,174,707
E. L. Monser..............           9,180           285,269        49,166        33,334        1,413,008        691,014
W. W. Withers.............          47,649         1,573,804        65,106        33,334        1,647,508        691,014
C. A. Peters..............          17,672           641,052       126,666        33,334        3,514,367        691,014

-------

(1) The values represent the difference between the exercise price of the options and the market price of the Company's common stock at exercise or at fiscal year end, respectively.

                            LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                             ESTIMATED FUTURE
                                                                                               PAYOUTS UNDER
                                                                        PERFORMANCE OR           NON-STOCK
                                                       NUMBER OF         OTHER PERIOD        PRICE-BASED PLANS
                                                      PERFORMANCE      UNTIL MATURATION       TARGET/MAXIMUM
   NAME                                                  UNITS            OR PAYOUT            (# OF SHARES)
   ----                                               -----------      ----------------      -----------------
D. N. Farr......................................         n/a                 n/a                 n/a
W. J. Galvin....................................         n/a                 n/a                 n/a
E. L. Monser....................................         n/a                 n/a                 n/a
W. W. Withers...................................         n/a                 n/a                 n/a
C. A. Peters....................................         n/a                 n/a                 n/a

                              PENSION PLAN TABLE

    The following table shows the annual benefits payable upon retirement at age 65 for various compensation and years of service combinations under the Emerson Electric Co. Retirement Plan and a related supplemental executive retirement plan.

                                                      ANNUAL RETIREMENT BENEFIT AT AGE 65 AFTER
                              ------------------------------------------------------------------------------------------
                              10 YEARS      15 YEARS        20 YEARS         25 YEARS         30 YEARS         35 YEARS
AVERAGE ANNUAL                   OF            OF              OF               OF               OF               OF
COMPENSATION                  SERVICE       SERVICE         SERVICE          SERVICE          SERVICE          SERVICE
--------------                --------      --------        --------         --------         --------         --------
$ 900,000...............      $132,437      $198,656       $  264,875       $  331,094       $  397,312       $  463,531
$1,200,000..............      $177,437      $266,156       $  354,875       $  443,594       $  532,312       $  621,031
$1,500,000..............      $222,437      $333,656       $  444,875       $  556,094       $  667,312       $  778,531
$1,800,000..............      $267,437      $401,156       $  534,875       $  668,594       $  802,312       $  936,031
$2,100,000..............      $312,437      $468,656       $  624,875       $  781,094       $  937,312       $1,093,531
$2,400,000..............      $357,437      $536,156       $  714,875       $  893,594       $1,072,312       $1,251,031
$2,700,000..............      $402,437      $603,656       $  804,875       $1,006,094       $1,207,312       $1,408,531
$3,000,000..............      $447,437      $671,156       $  894,875       $1,118,594       $1,342,312       $1,566,031
$3,300,000..............      $492,437      $738,656       $  984,875       $1,231,094       $1,477,312       $1,723,531
$3,600,000..............      $537,437      $806,156       $1,074,875       $1,343,594       $1,612,312       $1,881,031
$3,900,000..............      $582,437      $873,656       $1,164,875       $1,456,094       $1,747,312       $2,038,531
$4,200,000..............      $627,437      $941,156       $1,254,875       $1,568,594       $1,882,312       $2,196,031

    Retirement benefits under the plans are computed on the basis of an annuity with five years certain, unless the participant elects another method of payment. The benefit amounts in the Pension Plan Table above have already been adjusted for Social Security (or any other benefits). The dollar amounts in the salary and bonus columns of the Summary Compensation Table above are substantially the same as the compensation covered by the plans, but deferred bonuses may cause such amounts to vary from the amounts set forth in the Summary Compensation Table.

    The credited years of service covered by the plans for each of the persons named in the Summary Compensation Table above are as follows: D. N. Farr, 26;
W. J. Galvin, 34; E. L. Monser, 5; W. W. Withers, 17; and C. A. Peters, 27. Payment of the specified retirement benefits is contingent upon continuation of the plans in their present forms until the employee retires.

    The benefits of certain employees may be reduced under the Emerson
Electric Co. Retirement Plan to meet the limits of the Internal Revenue Code. An employee who is subject to a reduction of benefits under the Internal Revenue Code may be selected to participate in a non-qualified supplemental executive retirement plan not subject to Internal Revenue Code limitations. Participation in the supplemental plan is by award, subject to the sole approval of the Compensation Committee. D. N. Farr, W. J. Galvin and W. W. Withers have been selected to participate in the supplemental plan. The estimated annual retirement benefits payable upon retirement at age 65 to
D. N. Farr, W. J. Galvin, E. L. Monser, W. W. Withers and C. A. Peters are 53%, 48%, 4%, 19% and 13%, respectively, of the dollar amounts shown in the salary and bonus columns of the Summary Compensation Table for fiscal year 2006.

                              PERFORMANCE GRAPH

    The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Company's common stock against the Standard & Poor's Composite 500 Stock Index (S&P 500) and the Dow Jones Electrical Components and Equipment Index (DJEE) for the five-year period ended September 30, 2006 and the Compound Annual Growth Rate (CAGR).

                             [PERFORMANCE GRAPH]

*$100 invested on 9/30/01 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

Copyright (C)2006, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/ S&P.htm


                     2001   2002   2003   2004   2005   2006   CAGR
                     ----   ----   ----   ----   ----   ----   ----
            EMERSON  $100   $ 96   $119   $143   $170   $204   15.3%
            S&P 500   100     80     99    113    126    140    7.0%
            DJEE      100     64    101    103    112    129    5.2%

    The information above in the Report of the Audit Committee, the Report of the Compensation Committee on Executive Compensation, and the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The functions and members of the Compensation Committee are set forth above under "Board of Directors and Committees." All Committee members are independent and none of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company.

      II. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    In accordance with its charter, the Audit Committee has selected KPMG LLP, independent registered public accounting firm, to audit the Company's consolidated financial statements for fiscal 2007. KPMG LLP served as the Company's independent registered public accounting firm for fiscal 2006. The Audit Committee is asking the stockholders to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2007.

    The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company's and the stockholders' best interests.

    The Audit Committee has approved in advance all services provided by KPMG LLP. A member of KPMG LLP will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders.

    BOARD AND AUDIT COMMITTEE RECOMMENDATION. THE BOARD OF DIRECTORS AND THE
    ----------------------------------------
AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE FOR THE RATIFICATION OF THE
                                             ---
APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

                                 III. VOTING

    Shares may be represented by proxy at the meeting by completing and returning the proxy card or voting by telephone or by Internet. If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the 2007 Annual Meeting is required to elect Directors, to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2007, and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked or voted "withhold authority" with respect to the election of any one or more nominees for election as Directors, proxies which are marked or voted "abstain" on the proposal to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2007, and proxies which are marked or voted to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the proposal to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2007 and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in the discretion of the persons voting such proxies, except proxies which are marked to deny discretionary authority.

                         IV. STOCKHOLDERS' PROPOSALS

    Proposals of stockholders intended to be presented at the 2008 Annual Meeting scheduled to be held on February 5, 2008, must be received by the Company by August 17, 2007 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

    In order for a stockholder to nominate a candidate for Director, under the Company's Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90 nor more than 120 days before the meeting, i.e., between October 8 and November 7, 2007 for the 2008 Annual Meeting (but if the Company gives less than 100 days' (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including, but not limited to, such information as name, address, occupation and shares held.

    In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described in the preceding paragraph. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company's proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

    In each case the notice must be given to the Secretary of the Company, whose address is 8000 West Florissant Avenue, St. Louis, Missouri 63136. Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary. A copy of the Bylaws is available on the Company's Web site at www.gotoemerson.com, Investor Relations, Corporate Governance, Bylaws.

                               V. MISCELLANEOUS

HOUSEHOLDING OF PROXIES

    The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

    Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn:
Investor Relations, or by telephoning 314-553-2197 or by visiting our Web site.

    If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Investor Relations, or by telephoning 314-553-2197.

    If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company's annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136,
Attn: Investor Relations, or by telephoning 314-553-2197.

ADDITIONAL FILINGS

    The Company's Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company's Web site on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. They may be accessed as follows: www.gotoemerson.com, Investor Relations, SEC filings.

                                                                    APPENDIX A

                   EMERSON DIRECTOR INDEPENDENCE STANDARDS

    In order to be considered independent under the rules of the New York Stock Exchange, the Board must determine that a director does not have any direct or indirect material relationship with Emerson Electric Co. ("Emerson"). The Board has established the following guidelines to assist it in determining director independence under the NYSE rules. Any Director who meets the following standards will be deemed independent by the Board:

     1. The Director was not employed by Emerson, and no immediate family member of the Director was employed by Emerson as an executive officer, within the preceding three years;

     2. The Director is not a partner or employee of Emerson's independent auditor, and no immediate family member of the Director is a partner of, or employed in the audit, assurance or tax compliance practices of Emerson's independent auditor, and neither the Director nor any immediate family member has been within the preceding three years a partner of or employed by Emerson's independent auditor and personally worked on Emerson's audit;

     3. The Director was not employed by, and no immediate family member of the Director was employed as an executive officer by, any company at the same time any Emerson executive officer served as a member of such company's compensation committee within the preceding three years;

     4. Neither the Director, nor any member of the Director's immediate family received in any twelve-month period during any of Emerson's last three fiscal years direct compensation in excess of $100,000 from Emerson other than regular director compensation, pension and other deferred payments that are not in any way contingent on continued service to Emerson, and compensation received by an immediate family member for service as a non-executive officer of Emerson;

     5. If the Director is an executive officer or an employee of, or if any immediate family member is an executive officer of, another organization that does business with Emerson, the annual sales to, or purchases from, Emerson by such company in each of the last three fiscal years were less than the greater of two percent of the annual revenues of such company or $1,000,000;

     6. If the Director is an executive officer of another organization which is indebted to Emerson, or to which Emerson is indebted, the total amount of either company's indebtedness to the other is less than two percent of the total consolidated assets of the company the Director serves as an executive officer;

     7. If the Director is, or is a director, executive officer or greater than 10% owner of an entity that is, a paid advisor, paid consultant or paid provider of professional services to Emerson, any member of Emerson's senior management or any immediate family member of a member of Emerson's senior management, the amount of such payments is less than the greater of 2% of such firm's annual revenues or $1,000,000 during Emerson's current fiscal year;

     8. If the Director is a partner, principal or counsel in a law firm that provides professional services to Emerson, the amount of payments for such services is less than the greater of 2% of such law firm's annual revenues or $1,000,000 during Emerson's current fiscal year;

     9. If the Director serves as an officer, director or trustee of a charitable organization to which Emerson makes contributions: (i) Emerson's discretionary contributions to such organization are less than the greater of two percent of such organization's total annual charitable receipts or $1 million; (ii) Emerson's contributions are normal matching charitable gifts and similar programs available to all employees and independent directors; or
(iii) the charitable donation goes through the normal corporate charitable donation approval processes, and is not made "on behalf of" a Director;

    10. The Director's ownership of Emerson stock, direct or indirect, is less than 1% of the total outstanding Emerson stock;

    11. If the Director is affiliated with, or provides services to, an entity in which Emerson has an ownership interest, such ownership interest is less than 20%; and

    12. Any other relationship between the Director and Emerson not covered by the standards set forth above is an arrangement that is usually and customarily offered to customers of Emerson.

If any relationship exists between Emerson and any Director that is not addressed by the standards set forth above, the Directors meeting these standards shall determine whether such relationship impairs the independence of such Director.

                                Emerson [logo]

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION    Please
IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN         Mark Here
PROPOSAL 1 AND FOR PROPOSAL 2.                                for Address
                                                              Change or    / /
                                                              Comments
                                                              SEE REVERSE SIDE

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                             ---
1. ELECTION OF DIRECTORS

  FOR all nominees       WITHHOLD AUTHORITY
    listed below           to vote for the
  (except as marked           nominees
   to the contrary)         listed below

        / /                      / /

01 C. Fernandez G.       03 R. L. Ridgway
02 W. J. Galvin          04 R. L. Stephenson


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR               I PLAN
ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE      TO ATTEND THE
NOMINEE'S NAME IN THE LIST ABOVE.)                    ANNUAL MEETING / /


MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                             ---
2. Ratification of KPMG LLP as Independent Registered     FOR  AGAINST  ABSTAIN
Public Accounting Firm                                    / /    / /      / /


The undersigned hereby acknowledges receipt of Notice of Annual Meeting and accompanying Proxy Statement.

SIGNATURE                        SIGNATURE                         DATE
         ------------------------         -------------------------    --------

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

    WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
              BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

  INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59 PM EASTERN TIME
                    THE DAY PRIOR TO ANNUAL MEETING DAY.

        YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES
     TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND
                          RETURNED YOUR PROXY CARD.


------------------------------------      --------------------------------      ---------------------
              INTERNET                               TELEPHONE                          MAIL
   http://www.proxyvoting.com/emr                  1-866-540-5760                Mark, sign and date
Use the Internet to vote your proxy.      Use any touch-tone telephone to          your proxy card
 Have your proxy card in hand when   OR   vote your proxy. Have your proxy  OR   and return it in the
      you access the web site.               card in hand when you call.        enclosed postage-paid
                                                                                      envelope.

------------------------------------      --------------------------------      ---------------------

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

         PLEASE ADMIT:

                               [EMERSON logo]

     PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking all prior proxies, does hereby appoint D. N. FARR, W. W. WITHERS, and T. G. WESTMAN, or any of them, with full powers of substitution, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 6, 2007, commencing at 10:00 A.M., St. Louis Time, at the Sheldon Concert Hall, 3648 Washington Boulevard, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting. The matters stated on the reverse side were proposed by the Company, except as indicated.

     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

  --------------------------------------------------------------------------
   ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
  --------------------------------------------------------------------------




------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE


                               [EMERSON logo]

                              ADMISSION TICKET


                       ANNUAL MEETING OF STOCKHOLDERS

                         TUESDAY, FEBRUARY 6, 2007
                                 10:00 A.M.
                            SHELDON CONCERT HALL
                         3648 WASHINGTON BOULEVARD
                            ST. LOUIS, MO 63108



                         ==========================
                         --------------------------
                            PLEASE PRESENT THIS
                          NON-TRANSFERABLE TICKET
                          AT THE REGISTRATION DESK
                                UPON ARRIVAL
                         --------------------------
                         ==========================

                                   APPENDIX


     Page 16 of the proxy statement contains a Performance Graph. The information contained within the graph is presented in a tabular format immediately following the graph.